AMENDMENT NO. 2 TO
AMENDED AND RESTATED CREDIT AGREEMENT

        This Amendment No. 2 to Amended and Restated Credit Agreement (this “Amendment”) is entered into as of June __, 2009 by and among The Manitowoc Company, Inc., a Wisconsin corporation (the “Borrower”), the Subsidiary Borrowers signatory hereto (together with the Borrower, the “Borrowers”), JPMorgan Chase Bank, N.A., individually and as administrative agent (the “Administrative Agent”) and the other financial institutions signatory hereto.

RECITALS

        A.        The Borrowers, the Administrative Agent and the Lenders are party to that certain Amended and Restated Credit Agreement dated as of August 25, 2008, as amended (as so amended, the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

        B.        The Borrowers, the Administrative Agent and the undersigned Lenders wish to amend the Credit Agreement on the terms and conditions set forth below.

        Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

               1.       Amendments to Credit Agreement. Upon the “Effective Date” (as defined below), the Credit Agreement shall be amended as follows:

(a) The defined term “Adjusted LIBO Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing (or, as applicable, for purposes of determining the Alternate Base Rate with respect to any ABR Borrowing)> for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period (or, in the case of a Eurocurrency Revolving Borrowing or a Eurocurrency Term X Borrowing, as applicable, for a one month Interest Period or a two month Interest Period, as applicable, for whichever of a one month Interest Period, two month Interest Period or three month Interest Period would result in the highest Adjusted LIBO Rate) multiplied by (b) the Statutory Reserve Rate; provided that, with respect to any Eurocurrency Borrowing denominated in a Foreign Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.

(b) The defined term “Applicable Prepayment Percentage” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Applicable Prepayment Percentage” means (a) in the case of a Prepayment Event described in clause (c) of the definition of the term “Prepayment Event” (but only with respect to the Term A Loan and Term B Loan) or a prepayment required by Section 2.12(d), a percentage equal to (i) 85% at any time when the Consolidated Total Leverage Ratio is greater than 5.0:1.0, (ii) 75% at any time when the Consolidated Total Leverage Ratio is less than or equal to 5.0:1.0 but greater than 4.0:1.0, (iii) 50% at any time when the Consolidated Total Leverage Ratio is less than or equal to 4.0:1.0 but greater than or equal to 3.0:1.0, and (iv) 0% at any other time, and (b) in the case of any other Prepayment Event, 100%.

(c) The defined term “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Applicable Rate” means, for any day, (a) with respect to any ABR Loan or Eurocurrency Loan (other than the Term B Loan), or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in Schedule 1.01 under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Total Leverage Ratio; provided, however, that for purposes of calculating the Applicable Rate with respect to ABR Loans bearing interest at the rate determined pursuant to clause (d) of the definition of Alternate Base Rate, the ABR Spread shall be additionally increased by 0.50% and (b) with respect to the Term B Loan, (i) 4.50% per annum with respect to Eurocurrency Loans and (ii) 3.50% per annum with respect to ABR Loans; provided, however, that such rates with respect to the Term B Loan shall be 5.00% per annum with respect to Eurocurrency Loans and 4.00% per annum with respect to ABR Loans during any time when Level V Status (as defined on Schedule 1.01) exists, with such status being determined as set forth on Schedule 1.01.

(d) The defined term “Consolidated EBIT” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Consolidated EBIT” means, for any period, Consolidated Net Income from continuing operations for such period before deducting therefrom Consolidated Interest Expense for such period (to the extent deducted in arriving at Consolidated Net Income for such period) and provision for taxes based on income (including foreign withholding taxes imposed on interest or dividend payments and state single business, unitary or similar taxes imposed on net income) that were included in arriving at Consolidated Net Income for such period and without giving effect, without duplication, to (a) any extraordinary gains, extraordinary losses or other extraordinary non-cash charges or benefits, (b) any charges arising out of prepayments of the Senior Notes, (c) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (d) fees, expenses and charges incurred or recorded prior to December 31, 2008 in connection with the Acquisition, the Transactions or Divestiture Transactions up to an aggregate amount of $25,000,000, (e) fees, expenses and charges incurred or recorded after December 31, 2008 and prior to December 31, 2009 in connection with Divestiture Transactions or (f) non-recurring cash severance and non-recurring cash restructuring charges (other than in connection with the Acquisition, the Transactions or Divestiture Transactions) incurred or recorded (i) after September 30, 2008 and on or prior to March 31, 2009 in an aggregate amount up to $25,400,000 and (ii) after March 31, 2009 and on or prior to September 30, 2010 in an aggregate amount up to $15,000,000.

(e) The defined term “Interest Period” in Section 1.01 of the Credit Agreement is hereby amended by adding the following as the ultimate sentence thereof:

Notwithstanding the foregoing, after June __, 2009, the Borrower shall not be permitted to elect new one month Interest Periods or two month Interest Periods with respect to Eurocurrency Term A Borrowings.

(f) The defined term “Offsetting Cash Amount” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Offsetting Cash Amount” means the aggregate stated balance sheet amount of cash, Cash Equivalents and Foreign Cash Equivalents of the Borrower and its Wholly-Owned Domestic Subsidiaries (excluding any portion thereof which is subject to a Lien in favor of a Person other than the Collateral Agent or is otherwise restricted), but shall not exceed $100,000,000.

(g) Clause (d) of the defined term “Prepayment Event” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

(d) the incurrence by any Borrower or any Subsidiary of any Indebtedness for borrowed money, other than Indebtedness permitted under Section 6.01 (except (x) Section 6.01(j) to the extent that after giving effect to the incurrence of such Indebtedness (I) the Consolidated Total Leverage Ratio is greater than 3.50 to 1.00 and (II) the aggregate outstanding amount of Receivables Indebtedness exceeds $150,000,000 (but only an amount equal to the portion of such Receivables Indebtedness in excess of $150,000,000 shall be required to be prepaid), (y) Section 6.01(p) to the extent that after giving effect to the incurrence of such Indebtedness the Consolidated Senior Leverage Ratio is greater than or equal to 3.50 to 1.00 (but only an amount equal to the portion of the incurrence resulting in such excess shall be required to be prepaid) and (z) Section 6.01(q)(i)).

(h) The defined term “Term A Loan” in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “and Section 2.09(d)” therein.

(i) Section 1.01 of the Credit Agreement is amended by adding the following definitions in appropriate alphabetical order:

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, but in no event shall Capital Expenditures include operating leases.

“Consolidated Senior Secured Indebtedness” means, at any time, the amount of all Consolidated Senior Indebtedness at such time, less the aggregate principal amount of all such Indebtedness outstanding at such time which is not secured (with Indebtedness of the kind described in clause (j) of Indebtedness being deemed secured).

“Consolidated Senior Secured Leverage Ratio” means, at any time, the ratio of (a) Consolidated Senior Secured Indebtedness at such time to (b) Consolidated EBITDA for the four fiscal quarters of the Borrower then most recently ended.

(j) Clause (i) of Section 2.06(b) of the Credit Agreement is hereby deleted and replaced with the following:

(i) the LC Exposure shall not exceed $125,000,000,

(k) The section heading of Section 2.09 of the Credit Agreement is hereby amended by deleting the phrase “; Increase of Commitments”.

(l) The second sentence of Section 2.09(a) of the Credit Agreement is hereby amended by deleting the parenthetical therein.

(m) Section 2.09(d) of the Credit Agreement is hereby deleted.

(n) The first sentence of Section 2.11(a) of the Credit Agreement is hereby amended by deleting the parenthetical therein.

(o) Clause (y) of Section 5.01(c) of the Credit Agreement is hereby deleted and replaced with the following:

(y) demonstrating compliance with Sections 6.07, 6.08, 6.15, 6.16, 6.20 and, commencing with the fiscal quarter ending June 30, 2011, 6.21,

(p) Section 5.01 of the Credit Agreement is hereby amended by deleting the word “and” at the conclusion of subsection 5.01(g), replacing the “.” at the conclusion of subsection 5.01(h) with “; and” and adding a new subsection 5.01(i) as follows:

(i) upon the request of the Administrative Agent or the Required Lenders, within 30 days after the end of each fiscal month of the Borrower (other than a fiscal month ending as of the end of a fiscal quarter of the Borrower), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(q) Section 6.01(i) of the Credit Agreement is hereby deleted and replaced with the following:

(i) Indebtedness of Foreign Subsidiaries of the Borrower under lines of credit to any such Foreign Subsidiary from Persons other than the Borrower or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital and other general corporate purposes; provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries (excluding Indebtedness set forth on Schedule 6.01 and refinancings thereof by the applicable Subsidiary or another Subsidiary in the same country so long as such refinancings do not increase the amount of the applicable Indebtedness nor provide security not applicable to such scheduled Indebtedness, except to the extent secured and/or guaranteed by the Security Documents and/or the other applicable Credit Documents) shall not exceed $50,000,000;

(r) Section 6.01(p) of the Credit Agreement is hereby deleted and replaced with the following:

(p) additional unsecured Indebtedness incurred by the Borrower and the Subsidiary Guarantors (other than Indebtedness of the type described in Section 6.01(n)(z)); provided that (i) no Default exists at the time of its incurrence or would result therefrom and (ii) such Indebtedness shall have a Weighted Average Life to Maturity which is at least six months after the latest scheduled Loan maturity date under this Agreement and shall be on terms no less favorable to the Lenders than the terms of the Senior Note Documents; provided, however, that Indebtedness may be incurred pursuant to this clause (p) only if at the time of its incurrence the Term X Loan has been paid in full;

(s) The first sentence of Section 6.04 of the Credit Agreement is hereby deleted and replaced with the following:

The Borrower will not, and (on or after the Initial Borrowing Date) will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management or employees of the Borrower and its Subsidiaries and (d) so long as no Default has occurred and is continuing or would result therefrom, then (i) at any time when the Consolidated Total Leverage Ratio is less than 2.00 to 1.00 (both immediately before and immediately after the making of such Restricted Payment) the Borrower may make Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this Section 6.04(d) during the then current calendar year do not exceed $75,000,000, (ii) at any time when the Consolidated Total Leverage Ratio is less than 3.00 to 1.00 but greater than or equal to 2.00 to 1.00 (both immediately before and immediately after the making of such Restricted Payment) the Borrower may make Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this Section 6.04(d) during the then current calendar year do not exceed $35,000,000, (iii) at any time when the Consolidated Total Leverage Ratio is less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00 (both immediately before and immediately after the making of such Restricted Payment) the Borrower may make Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this Section 6.04(d) during the then current calendar year do not exceed $20,000,000 and (iv) at any time when the Consolidated Total Leverage Ratio is greater than or equal to 4.00 to 1.00 (both immediately before and immediately after the making of such Restricted Payment) the Borrower may make Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this Section 6.04(d) during the then current calendar year do not exceed $10,500,000; provided that in the case of Section (d)(i), (d)(ii), (d)(iii) or (d)(iv), the Borrower shall have delivered to the Administrative Agent and each Lender a certificate satisfactory in form and substance to the Administrative Agent and executed by its chief financial officer or treasurer evidencing compliance with the requirements of such Section and in no event shall the Borrower make a Restricted Payment in violation of the terms of any Material Indebtedness.

(t) Section 6.05(m) of the Credit Agreement is hereby deleted and replaced with the following:

(m) subject to the provisions of this Section 6.05(m) and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as: (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) at any time when the Consolidated Total Leverage Ratio is greater than or equal to 4.00 to 1.00 (both immediately before and immediately after giving effect to such investment) the aggregate amount of consideration for any investment made pursuant to this Section 6.05(m), when added to the aggregate amount of such consideration for all other investments made pursuant to this Section 6.05(m) in the same calendar year as the calendar year in which such investment occurs shall not exceed (x) $10,000,000 of cash consideration and (y) $100,000,000 of non-cash consideration, (iii) at any time when the Consolidated Total Leverage Ratio is less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00 (both immediately before and immediately after giving effect to such investment) the aggregate amount of consideration for any investment made pursuant to this Section 6.05(m), when added to the aggregate amount of such consideration for all other investments made pursuant to this Section 6.05(m) in the same calendar year as the calendar year in which such investment occurs shall not exceed (x) $150,000,000 of cash consideration and (y) $250,000,000 of non-cash consideration, (iv) if the proposed Permitted Acquisition is for aggregate consideration of $75,000,000 or more, the Borrower shall have given to the Administrative Agent at least 10 Business Days’ prior written notice of such proposed Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall be executed by its chief financial officer or treasurer and shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (v) both before and after giving effect to the Permitted Acquisition, the Borrower is in compliance with Section 6.01(p); (vi) at the time of any such Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall have been pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the US Pledge Agreement and such Person, if a Domestic Subsidiary which is a Material Subsidiary, shall have executed and delivered to the Administrative Agent a joinder to the Subsidiary Guaranty; and (vii) giving effect to such Permitted Acquisition, (A) at all times that the Consolidated Total Leverage Ratio is greater than 3.50 to 1.00, the Consolidated Total Leverage Ratio on a Pro Forma Basis is no greater than the Consolidated Total Leverage Ratio as calculated immediately prior to giving effect to such Permitted Acquisition (B) the Borrower is in compliance with Sections 6.07, 6.08 and, commencing with the fiscal quarter ending June 30, 2011, 6.21, on a Pro Forma Basis;

(u) Section 6.07 of the Credit Agreement is hereby deleted and replaced with the following:

SECTION 6.07 Minimum Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any fiscal quarter of the Borrower set forth below to be less than or equal to the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2009	2.75:1.00
September 30, 2009	2.25:1.00
December 31, 2009	1.875:1.00
March 31, 2010	1.875:1.00
June 30, 2010	2.00:1.00
September 30, 2010	2.125:1.00
December 31, 2010	2.125:1.00
March 31, 2011	2.125:1.00
June 30, 2011	2.25:1.00
September 30, 2011	2.30:1.00
December 31, 2011	2.40:1.00
March 31, 2012	2.625:1.00
June 30, 2012	2.75:1.00
September 30, 2012,	3.00:1:00
and thereafter

(v) Section 6.08 of the Credit Agreement is hereby deleted and replaced with the following:

SECTION 6.08 Maximum Consolidated Total Leverage Ratio. The Borrower will cause the Consolidated Total Leverage Ratio at all times during the fiscal quarters of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2009	5.25:1.00
September 30, 2009	6.625:1.00
December 31, 2009	7.125:1.00
March 31, 2010	7.375:1.00
June 30, 2010	7.375:1.00
September 30, 2010	6.75:1.00
December 31, 2010	6.25:1.00
March 31, 2011	6.25:1.00
June 30, 2011	6.00:1.00
September 30, 2011	5.75:1.00
December 31, 2011	5.125:1.00
March 31, 2012	5.00:1.00
June 30, 2012	4.50:1.00
September 30, 2012	4.00:1.00
December 31, 2012,	3.50:1.00
and thereafter

(w) Article VI of the Credit Agreement is hereby amended by adding new Sections 6.20 and 6.21 as follows:

SECTION 6.20. Maximum Capital Expenditures. At all times that the Consolidated Total Leverage Ratio is greater than 3.50 to 1.00, the Borrower will not, and will not permit any of its Subsidiaries to, make Capital Expenditures during any fiscal year that exceed the amount set forth in the table below opposite the applicable fiscal year (the “Capex Limit”); provided, however, that the Capex Limit for each fiscal Year referenced below (commencing with the 2010 fiscal year) will be increased, if at all, by the positive amount equal to 50% of the amount (if any), equal to the difference obtained by taking the Capex Limit in effect for the immediately preceding fiscal year (before giving effect to any increase pursuant to this provision) minus the actual amount of any Capital Expenditures expended during such preceding fiscal year (the “Carry Over Amount”).

Fiscal Year	Capex Limit
2009	$ 80,000,000
2010	$ 80,000,000
2011	$125,000,000
2012	$150,000,000

SECTION 6.21 Maximum Consolidated Senior Secured Leverage Ratio. The Borrower will cause the Consolidated Senior Secured Leverage Ratio at all times during the fiscal quarters of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2011	5.25:1.00
September 30, 2011	5.25:1.00
December 31, 2011	4.5:1.00
March 31, 2012	4.5:1.00
June 30, 2012	4.00:1.00
September 30, 2012	4.00:1.00
December 31, 2012,	3.50:1.00
and thereafter

(x) The penultimate and ultimate sentences of Section 9.02(b) of the Credit Agreement are hereby deleted.

(y) Schedule 1.01 to the Credit Agreement is hereby deleted and replaced with the form of Schedule 1.01 attached hereto.

        2.       Authorization. The undersigned Lenders hereby (a) authorize each of the Administrative Agent, the Collateral Agent and the UK Security Trustee to enter into such amendments, modifications or supplements to the Security Documents and the other applicable Credit Documents as each shall deem necessary or appropriate in order to provide that (i) the “Secured Creditors” (or similar such term) under each such document shall include Lenders and Affiliates of Lenders that are providing lines of credit to Foreign Subsidiaries of the Borrower organized under the laws of India and/or Singapore; provided that (x) the aggregate outstanding amount of Indebtedness of such Foreign Subsidiaries secured thereby shall not exceed $15,000,000 at any time and (y) such Indebtedness shall be permitted by Section 6.01(i) of the Credit Agreement, (ii) any such Indebtedness referred to in clause (i) above shall constitute “Liabilities” under the Parent Guaranty and the Subsidiary Guaranty and (iii) any such Indebtedness referred to in clause (i) above and guarantee thereof referred to in clause (ii) above shall be equally and ratably secured with the Obligations under the Credit Agreement and (b) consent to any such amendments, modifications or supplements.

        3.       Representations and Warranties of the Borrowers. The Borrowers represent and warrant that:

(a) The execution, delivery and performance by the Borrowers of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

(b) Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects) on and as of the date hereof (other than representations and warranties that relate solely to an earlier date);

(c) After giving effect to this Amendment, no Default has occurred and is continuing.

        4.       Effective Date. This Amendment shall become effective upon the execution and delivery hereof by the Borrowers, the Administrative Agent and the Required Lenders (without respect to whether it has been executed and delivered by all the Lenders); provided that Section 1 and Section 2 hereof shall not become effective until the date (the “Effective Date”) when the following additional conditions have also been satisfied:

(a) Each of the Credit Parties shall have executed and delivered to the Administrative Agent a Reaffirmation of Guaranty and Collateral Documents in the form of Exhibit A hereto.

(b) The Administrative Agent shall have received an executed legal opinion from Foley & Lardner LLP in form and substance satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Borrower shall have paid (i) to the Administrative Agent for the ratable benefit of the Lenders consenting to this Amendment an amendment fee equal to 0.50% of the aggregate Revolving Commitments and outstanding Term Loans of each suchLender, in each case determined as of the Effective Date (as defined in the Credit Agreement), and (ii) to the Administrative Agent for its own account any other separately agreed fees relating hereto.

(d) The Borrowers shall have provided such other corporate and other certificates, opinions, documents, instruments and agreements as the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders promptly of the occurrence of the Effective Date and such notice shall be conclusive and binding on all parties hereto. In the event the Effective Date has not occurred on or before June __, 2009, Section 1 and Section 2 hereof shall not become operative and shall be of no force or effect.

        5.       Reference to and Effect Upon the Credit Agreement.

(a) Except as specifically amended or waived above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under the Credit Agreement or any other Credit Document, nor constitute a waiver of any provision of the Credit Agreement or any other Credit Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(c) This Amendment shall be deemed to be a Credit Document for all purposes of the Credit Documents.

        6.       Costs and Expenses. The Borrower hereby affirms its obligations under Section 9.03 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

        7.       Governing Law. This Agreement shall be construed in accordance with and governed by the law (without regard to conflict of law provisions) of the State of New York.

        8.       Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

        9.       Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

THE MANITOWOC COMPANY, INC.

By____________________________________________________________ Name: Title:

MANITOWOC EMEA HOLDING SARL

By____________________________________________________________ Name: Title:

MANITOWOC HOLDING ASIA SAS

By____________________________________________________________ Name: Title:

[Amendment No. 2 to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By____________________________________________________________ Name: Title:

[Amendment No. 2 to Amended and Restated Credit Agreement]

[ADDITIONAL LENDER SIGNATURE]

By____________________________________________________________ Name: Title:

[Amendment No. 2 to Amended and Restated Credit Agreement]

Schedule 1.01

PRICING SCHEDULE

APPLICABLE RATE[1]	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurocurrency Spread	3.75%	4.00%	4.25%	4.50%	5.00%

ABR Spread	2.75%	3.00%	3.25%	3.50%	4.00%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee Rate	.50%	.50%	.50%	.50%	.50%

        For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

        “Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.01 of this Agreement.

        “Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Consolidated Total Leverage Ratio is less than 2.50 to 1.00.

        “Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Consolidated Total Leverage Ratio is less than 3.00 to 1.00.

        “Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level II Status and (ii) the Consolidated Total Leverage Ratio is less than 5.00 to 1.00.

        “Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level III Status and (ii) the Consolidated Total Leverage Ratio is less than 6.00 to 1.00.

        “Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

1     Not applicable to Term B Loan.

        “Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

        Subject to the fourth sentence of this paragraph, the Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five Business Days after such Financials are so delivered.

EXHIBIT A

REAFFIRMATION OF GUARANTY AND COLLATERAL DOCUMENTS

        Each of the undersigned acknowledges receipt of a copy of that certain Amendment No. 2 to Amended and Restated Credit Agreement dated as of the date hereof (the “Amendment”) relating to the Credit Agreement dated as of August 25, 2008, as amended (as so amended, the “Credit Agreement”) referred to therein, consents to the Amendment and each of the transactions referenced therein, hereby reaffirms its obligations under the Subsidiary Guaranty, the Parent Guaranty and each other Security Document to which it is a party and agrees that all references in any such other Credit Document to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by the Amendment. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement, as amended by the Amendment.

Dated as of June __, 2009

THE MANITOWOC COMPANY, INC.

By____________________________________________________________ Name: Title:

MANITOWOC EMEA HOLDING SARL

By____________________________________________________________ Name: Title:

MANITOWOC HOLDING ASIA SAS

By____________________________________________________________ Name: Title:

MANITOWOC CRANE COMPANIES, INC.

By____________________________________________________________ Name: Title:

MANITOWOC FOODSERVICE COMPANIES, INC.

By____________________________________________________________ Name: Title:

MANITOWOC CRANES, INC.

By____________________________________________________________ Name: Title:

GROVE U.S. L.L.C.

By____________________________________________________________ Name: Title:

MANITOWOC FSG HOLDINGS, INC.

By____________________________________________________________ Name: Title:

MANITOWOC FP, INC.

By____________________________________________________________ Name: Title:

MANITOWOC FSG OPERATIONS, INC.

By____________________________________________________________ Name: Title:

MMG HOLDING CO., LLC

By: The Manitowoc Company, Inc., its sole managing member

By____________________________________________________________ Name: Title:

MCCANN’S ENGINEERING & MANUFACTURING CO., LLC

By____________________________________________________________ Name: Title:

MANITOWOC FRANCE SAS

By____________________________________________________________ Name: Title:

MANITOWOC FSG INTERNATIONAL HOLDINGS, INC. (f/k/a North Central Crane & Excavator Sales Corp.)

By____________________________________________________________ Name: Title:

MCCALL REFRIGERATION, INC.

By____________________________________________________________ Name: Title:

KYSOR NEVADA HOLDING CORP.

By____________________________________________________________ Name: Title:

CLEVELAND RANGE, LLC

By____________________________________________________________ Name: Title:

FRYMASTER L.L.C.

By____________________________________________________________ Name: Title:

WELBILT WALK-INS, LP

By____________________________________________________________ Name: Title:

THE DELFIELD COMPANY LLC

By____________________________________________________________ Name: Title:

KYSOR INDUSTRIAL CORPORATION

By____________________________________________________________ Name: Title:

MANITOWOC FSG SERVICES, LLC

By____________________________________________________________ Name: Title:

ENODIS HOLDINGS, INC.

By____________________________________________________________ Name: Title:

ENODIS CORPORATION

By____________________________________________________________ Name: Title:

ENODIS LIMITED

By____________________________________________________________ Name: Title:

MTW COUNTY LIMITED

By____________________________________________________________ Name: Title: